EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-56896 and 333-108298) of John B. Sanfilippo & Son, Inc. of our reports dated September 7, 2007 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois September 10, 2007